August 23, 2004

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of LSB Financial Corp., dated August 19, 2004 and filed August 20, 2004, as contained in paragraphs (a)(i), (a)(ii), (a)(iv), (a)(v) and (a)(vi), and are in agreement with those statements.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Indianapolis, Indiana

cc:   Mr. Peter Neisel
       Audit Committee Chairman
       LSB Financial Corp.